SECURITIES AND EXCHANGE COMMISSION

     Washington, D. C. 20549



     FORM 8-K

     CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the
     Securities Exchange Act of 1934


     Date of Report:  February 1, 1994


     BELLSOUTH CORPORATION
     (Exact name of registrant as specified in its charter)



        Georgia                 1-8607                  58-1533433
     (State or other         (Commission              (IRS Employer
     jurisdiction of          File Number)             Identification
     incorporation)                                    No.)


     1155 Peachtree Street, N. E., Atlanta, Georgia 30367-6000
           (Address of principal executive offices)       (Zip Code)


     Registrant's telephone number, including area code (404) 249-2000

Item 5.  Other Events

On February 1, 1994, BellSouth Corporation ("BellSouth") announced it will invest an additional $500 million in QVC Network, Inc. ("QVC") equity securities, bringing to $2 billion the total it has committed to QVC contingent on successful completion of its proposed merger with Paramount Communications, Inc. ("Paramount").

The additional investment will help QVC to strengthen its bid for Paramount, raising the cash portion of its bid to $104.00 per share.

Under the new agreement, BellSouth, which had earlier agreed to purchase $1.5 billion in QVC common and convertible preferred stock, committed to the additional purchase of $500 million in QVC common stock.

The agreement announced on February 1, 1994 also revises the share prices that
were outlined in the initial purchase agreement.   Under the revised terms,
BellSouth has committed to purchase $1 billion in QVC common stock at $52.00 per share and the additional $500 million in QVC common stock at $42 per share. BellSouth will also purchase $500 million of QVC 6% convertible exchangeable preferred stock, convertible into QVC common stock at $55.00 per share.

The purchases, which remain contingent on QVC successfully completing its proposed merger with Paramount, would make BellSouth QVC's largest shareholder.

SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




BELLSOUTH CORPORATION



By: /s/Ronald M. Dykes
    Ronald M. Dykes
    Vice President and Comptroller
    February 1, 1994